Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	R. Scott Jones	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: 973-890-7220	Phone: 212-554-5466

CANTEL MEDICAL REPORTS EPS OF
 $0.14 VS. $0.10 ON 16% INCREASE IN
SALES FOR QUARTER ENDED APRIL 30, 2007

LITTLE FALLS, New Jersey (June 11, 2007) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported income from continuing operations of $2,230,000, or $0.14 per diluted share (inclusive of $0.02 of net expense for stock-based compensation), on a 16% increase in sales to $54,412,000 for its third quarter ended April 30, 2007. This compares with income from continuing operations of $1,639,000, or $0.10 per diluted share (inclusive of $0.01 of net expense for stock-based compensation), on sales of $46,887,000 for the third quarter ended April 30, 2006. For the nine months ended April 30, 2007, the Company reported income from continuing operations of $6,205,000, or $0.39 per diluted share, on a 10% increase in sales to $156,531,000. This compares with income from continuing operations of $5,731,000, or $0.35 per diluted share, on sales of $142,039,000 for the nine months ended April 30, 2006.  Net expense for stock-based compensation for the nine months ended April 30, 2007 was comparable to the prior year period.

The Company further reported that its balance sheet at April 30, 2007 included current assets of $78,559,000, including cash of $17,251,000, a current ratio of 2.6:1, a ratio of funded debt to equity of .40:1, debt of $61,000,000 and stockholders’ equity of $150,628,000.

Mr. R. Scott Jones, President and Chief Executive Officer of Cantel, commented, “We’re pleased with our top line growth, and we’ve made progress on a number of strategic fronts during the quarter, most notably in closing the acquisition of GE Water & Process Technologies’ Dialysis Water Purification Business. The GE transaction is consistent with our strategy of pursuing acquisitions that complement our existing businesses, serve as platforms for growth via product line extensions and enhance our leadership in Infection Prevention and Control.” Jones continued, “We are also investing in marketing and sales resources to further enhance our core growth.”

Cantel Medical Corp. is a leading provider of infection prevention and control products in the healthcare market. Our products include specialized medical device reprocessing systems for renal dialysis and endoscopy, dialysate concentrates and other dialysis supplies, disposable infection control products primarily for the dental industry, water purification equipment, sterilants, disinfectants and cleaners, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.

The Company will hold a conference call to discuss the results for the third quarter ended April 30, 2007 on Monday, June 11, 2007 at 11:00 AM Eastern time. To participate in the conference call, dial 1-877-407-8035 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Monday, June 11 at 2:00 PM through midnight on June 12, by dialing 1-877-660-6853 and using passcode #286 and conference ID #244170. The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.vcall.com/IC/CEPage.asp?ID=117642.  A replay of the webcast will be available on Vcall for 30 days.

For further information, visit the Cantel Web site at www.cantelmedical.com.

This press release contains forward-looking statements.  All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company’s filings and reports with the Securities and Exchange Commission.  Such statements are only predictions, and actual events or results may differ materially from those projected.

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2007	2006	2007	2006
Net sales:
Product sales	$48,143	$42,980	$139,677	$130,121
Product service	6,269	3,907	16,854	11,918
Total net sales	54,412	46,887	156,531	142,039

Cost of sales:
Product sales	29,141	26,955	84,853	81,519
Product service	5,062	2,886	13,779	8,675
Total cost of sales	34,203	29,841	98,632	90,194

Gross profit	20,209	17,046	57,899	51,845

Expenses:
Selling	5,958	4,460	17,397	13,087
General and administrative	8,530	7,939	24,126	22,427
Research and development	1,175	1,176	3,563	3,811
Total operating expenses	15,663	13,575	45,086	39,325

Income from continuing operations before interest and income taxes	4,546	3,471	12,813	12,520

Interest expense	859	944	2,381	3,276
Interest income	(156)	(227)	(606)	(588)

Income from continuing operations before income taxes	3,843	2,754	11,038	9,832

Income taxes	1,613	1,115	4,833	4,101

Income from continuing operations	2,230	1,639	6,205	5,731

Income from discontinued operations, net of tax	18	3,141	281	6,992

Loss on disposal of discontinued operations, net of tax	—	(197)	—	(465)

Net income	$2,248	$4,583	$6,486	$12,258

Earnings per common share - diluted
Continuing operations	$0.14	$0.10	$0.39	$0.35
Discontinued operations	—	0.19	0.01	0.43
Loss on disposal of discontinued operations	—	(0.01)	—	(0.03)
Net income	$0.14	$0.28	$0.40	$0.75

Weighted average shares - diluted	16,195	16,313	16,064	16,357

CANTEL MEDICAL CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 30,	July 31,
	2007	2006
Assets
Current assets	$78,559	$82,448
Property and equipment, net	38,478	38,104
Intangible assets	45,023	43,219
Goodwill	96,952	72,571
Other assets	1,668	1,885
	$260,680	$238,227

Liabilities and stockholders’ equity
Current portion of long-term debt	$5,500	$4,000
Other current liabilities	24,393	35,097
Long-term debt	55,500	34,000
Other long-term liabilities	24,659	24,325
Stockholders’ equity	150,628	140,805
	$260,680	$238,227